(d)(1)(iv)

[Directed Services LLC]

January 1, 2014

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated March 29, 2002, as amended, between Directed Services LLC and American Century Investment Management, Inc. (“American Century”), (the “Sub-Advisory Agreement”), the sub-advisory fee for ING American Century Small-Mid Cap Value Portfolio (the “Portfolio”) was reduced on April 28, 2006.  On May 31, 2013, American Century executed a new Investment Sub-Advisory Agreement, and the sub-advisory fee for the Portfolio was further reduced on January 1, 2014.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from January 1, 2014 through May 1, 2015.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the April 28, 2006 and January 1, 2014 expense reductions)

This letter agreement replaces the previous letter agreement for the Portfolio, dated May 31, 2013.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Directors of ING Partners, Inc.

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Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President